EXHIBIT 21

SUBSIDIARIES OF C.H. ROBINSON WORLDWIDE, INC.

The Company’s consolidated subsidiaries are shown below together with the percentage of voting securities owned and the state or jurisdiction of organization of each subsidiary. The names have been omitted for subsidiaries which, if considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary. Subsidiaries of subsidiaries are indented in the following table:

Subsidiaries	Percentage of Outstanding Voting Securities Owned
C.H. Robinson International, Inc. (Minnesota)	100%

C.H. Robinson (UK) Limited (United Kingdom)	100%

C.H. Robinson Iberica, S.L. (Spain)	99.99%

C.H. Robinson Venezuela, C.A. (Venezuela)	100%

C.H. Robinson de Mexico, S.A. de C.V. (Mexico)	100%

C.H. Robinson Company (Canada) Ltd. (Ontario, Canada)	100%

C.H. Robinson Company (Delaware)	100%

C.H. Robinson Company LP (Minnesota)	1%

C.H. Robinson Company, Inc. (Minnesota)	100%

CHR Aviation LLC (Minnesota)	100%

Fresh 1 Marketing, Inc. (Minnesota)	100%

C.H. Robinson Worldwide-LTL, Inc. (Minnesota)	100%

Robinson Holding Company (Minnesota)	100%

C.H. Robinson Company LP (Minnesota)	99%

Wagonmaster Transportation Co. (Minnesota)	100%

Robinson Europe, S.A. (France)	100%

Robinson Italia S.r.L. (Italy)	95%

C.H. Robinson Poland Sp. Zo.o (Poland)	100%

Comexter Robinson S.A. (Argentina)	100%

Comexter Trading Company (Florida)	100%

Comexter Cargo, Inc. (Florida)	100%

Robinson Europe (France)	100%

Robinson France SARL (France)	100%

E.G.C. SARL (France)	100%

T.E.A.	100%

Payment & Logistics Services, Inc. (Minnesota)	100%

T-Chek Systems, Inc. (Minnesota)	100%

Robinson Logistica Do Brasil Ltda. (Brazil)	100%

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